Exhibit 10.41

September 23, 2002

Alex Kormushoff

137 North Clay Street

Hinsdale, IL  60521

Dear Alex:

BroadVision is pleased to obtain your acceptance of the position of Senior Vice President, Worldwide Professional Services.   Pehong, Warren, Jim and I are especially pleased to have you on the team.  The following outlines the terms of our employment offer to you.  Please note that your employment at BroadVision is contingent upon successful completion of a pre-employment background screen.

As a SVP reporting directly to me, you will work from our facility in Itasca.

Your starting salary will be $16,666 per month, paid on a semi-monthly basis, which would be an annualized rate of $200,000 per year. You are also eligible to receive a bonus of 45% of your base salary once the Company meets the sustained profitability threshold, and you have met   individual performance targets.  Your signing bonus will be $25,000 to be paid out over the next four quarters.

In addition to the above, you will be recommended to a grant of an option to purchase 65,000 post split shares of BroadVision common stock at a fair market value to be determined at the next meeting of the option committee.  The options vest over four years:  twenty-five percent (25%) of the shares will vest after the first year of employment and the balance over the remaining three years on a monthly basis (2.083% of the original grant amount per month).

You will be eligible for the standard BroadVision employee benefits which include: medical, dental, vision, and prescription package, long-term disability insurance, group life insurance, participation in our 401(k) Savings Plan, participation in the Employee Stock Purchase Plan (ESPP), and two weeks paid vacation your first year of employment (vacation is based on length of service).

Candidate’s Initial

Alex Kormushoff

September 23, 2002

While BroadVision pays for the majority of your medical insurance, should you choose to participate in the plan, your financial contribution will be 10-20% of your monthly insurance premium, depending on your benefit selection. Benefits start the first of the month after your date of hire.  You should also note that BroadVision may modify salaries and benefits from time to time as it deems necessary.

As a BroadVision employee, you will be required to sign an acknowledgment that you have read and understand the company rules as described in the company handbook and intend to abide by these rules and regulations.  You will be expected to sign and comply with the attached Proprietary Information and Inventions Agreement.  You will also be required to submit an I-9 form and satisfactory documentation regarding your identification and right to work in the United States no later than three (3) days after your employment begins.

As an employee, you may terminate employment at any time for any reason whatsoever with notice to BroadVision.  We request that in the event of resignation, you give the company at least two weeks notice.  Similarly, BroadVision may terminate your employment at any time for any reason whatsoever with or without cause or advance notice.  This mutual termination of employment arrangement will supersede all previous written and oral communication with you and can only be modified by written agreement signed by all parties.

If you wish to accept employment at BroadVision under the terms set out above, please sign and date this letter, and return it to Human Resources by September 30.

I look forward to your favorable reply and to a productive and exciting working relationship.

Sincerely,

Andrew Nash

Chief Operating Officer

/s/ Alex Kormushoff
Approved and Accepted	Date

Candidate’s Start Date	Candidate Social Security Number